U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2003

Commission file number 0-23619

Tarpon Coast Bancorp, Inc.

(Exact name of small business issuer as specified in its charter)

Florida	65-0772718

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1490 Tamiami Trail
Port Charlotte, FL 33948-1004

(Address of principal executive offices)

941-629-8111

(Registrant’s telephone number)

Item 12. Results of Operations and Financial Condition.

Tarpon Coast Bancorp, Inc. Reports Third Quarter 2003 Operating Results

PORT CHARLOTTE, Fla., Oct 23 /PRNewswire/ — Tarpon Coast Bancorp, Inc. (OTC Bulletin Board: TCBA) today announced its operating results for the third quarter of 2003. For the three-month period ending September 30, 2003, the Company reported net income of $269,251 or $.23 per share, an improvement of approximately $252,000 or $.22 per share over the same period in 2002. Net interest margins declined from 4.42% in 2002 to 4.24% in 2003. The decline in net interest margin in 2003 reduced net interest income by $48,000 from that reported for 2002. Average earning assets between the comparable three-month periods increased by 19%, contributing $185,000 to net interest income over reported 2002 levels. In addition, non-interest income for the current quarter improved by 13% over 2002 levels to $418,000, substantially as a result of the Company’s continuing efforts in expanding its financial services and residential secondary market activities.

For the comparable nine-month month periods ended September 30, 2003 and 2002, the Company reported net income of $701,762 or $.59 per share and $24,917 or $.02 per share, respectively. Net interest margins improved from 4.31% in 2002 to 4.39% in 2003, increasing net interest income by $59,000 over 2002 results, while volume increases of 13% contributed an additional $373,000. Non-interest income for the nine-month period ending September 30, 2003 improved 27% over 2002 levels to $1,346,000.

Net income for the three and nine-month periods ending September 30, 2003 were also favorably impacted by the recognition of $65,000 and $265,000, respectively, in deferred tax benefits reflecting the Company’s potential for the recovery of net operating loss carry-forward benefits.

The Company, through its subsidiary banking organization, Tarpon Coast National Bank, has maintained a growth strategy in order to fully leverage and utilize its capital to achieve critical mass. Consistent with this strategy, investments continued to be made in facilities, personnel, and products that were significant in increasing non-interest expenses for the current three and nine-month periods by $17,000 or 1% and $282,000 or 8%, respectively, over comparable 2002 amounts.

A financial table follows:

	(Dollars in Thousands, Except Per Share Amounts)
	Third Quarter		Year to Date

	2003	2002	2003	2002

Balance Sheet Data:
Total Assets	—	—	$123,142	$101,665
Total Customer Deposits	—	—	$113,475	$92,138
Gross Loans	—	—	$83,486	$69,419
Operating Statement Data:
Net Interest Income	$1,122	$985	$3,230	$2,797
Provision for Loan Losses	$22	$43	$191	$162
Non-interest Income	$418	$371	$1,346	$1,056
Non-interest Expenses	$1,314	$1,297	$3,948	$3,666
Income (Taxes) Benefit	$65	—	$265	—
Net Income	$269	$16	$702	$25
Net Income (Loss) Per Share	$.23	$.01	$.59	$.02
Number of banking offices	—	—	3	3

Except for historical information contained herein, this news release contains comments or information that constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involves significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

Signatures

Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tarpon Coast Bancorp, Inc.

Date: October 23, 2003	/s/ Lewis S. Albert Lewis S. Albert Chief Executive Officer